Exhibit 99.1



          CTT CLIENTS AWARDED OVER $54 MILLION AGAINST WYETH
                         IN MATERNA LITIGATION

                    CTT to Receive About $6 Million

Fairfield, CT (August 14, 2002): Competitive Technologies, Inc. (AMEX:
CTT) announced today that U.S. Senior District Court Judge John Kane of the US District Court for the District of Colorado yesterday issued a $54 million patent infringement judgment for fraud and unjust enrichment against Wyeth's (NYSE: WYE) American Cyanamid Co. unit, and in favor of CTT's client, the University of Colorado.

The litigation involves a prenatal vitamin supplement marketed by Cyanamid under the MaternaTM name. A preliminary opinion issued in July 2000 found that Drs. Robert H. Allen and Paul A. Seligman, CTT's clients at the University of Colorado are the sole inventors of the improved formulation of the prenatal vitamin supplement.

In the opinion Judge Kane stated, "I again find beyond a reasonable doubt that Cyanamid's clandestine and deceptive conduct relating to the application for and issuance of the '634 Patent, together with its exploitation of the doctors for its own gain, was attended by circumstances of fraud, malice and willful and wanton misconduct and that Drs. Allen and Seligman are entitled to an award of exemplary damages."

Judge Kane indicated that the University and the citizens of Colorado are entitled to equitable relief and exemplary damages in the form of a disgorgement of Cyanamid's profits attributable to the exclusivity rights wrongfully secured and enforced against (Cyanamid's) competitors. CTT will receive 18.2% of the net proceeds, after attorney fees, recovered from Wyeth in this $54 million award.

"We are pleased that the Court has found in favor of the University, the citizens of Colorado and the inventors in this long-standing litigation," said John B. Nano, President and CEO of CTT. "This judgment is the eighth consecutive successful enforcement achieved by CTT for its clients and shareholders."

CTT hopes that Wyeth will not appeal this decision since the issue of conduct had already been appealed and the egregious conduct was reaffirmed by Judge Kane. CTT believes that any appeal from this second judgment could reflect current Wyeth management's lack of understanding of the facts of this case. CTT is hopeful, that in the light of other high-profile corporate scandals, Wyeth senior management will step forward and take the morally correct path. CTT believes that this is an era when corporate America needs to stand up for what is right and moral, and Wyeth owes justice to the citizens of Colorado, the University and the professors.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a global leader in identifying, developing and commercializing innovative life sciences, physical sciences, digital technologies and electronics. CTT's specialized expertise and experience make it a valuable partner to assist technology-rich universities, inventors and companies, of all sizes, to maximize the value of their intellectual assets. Visit CTT's website: www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:

Johnnie D. Johnson, Strategic IR, Inc.
E-mail:  jdjohnson@strategic-ir.com
Tel.  (212) 754-6565;
Fax  (212) 754-4333
E-mail:  ctt@competitivetech.net